21 June, 2010

NeuMedia, Inc.
2000 Avenue of the Stars
Suite 410
Los Angeles, CA  90067

Antiphony (Management Holdings) Limited
3 More London Riverside
London SE1 2AQ

Re:        Transfer of Earn Out Payments

Gentlemen:

This letter is delivered pursuant to Section 5 of that certain Letter Agreement dated June 13, 2010 (“Letter Agreement”) among ValueAct SmallCap Master Fund, L.P., NeuMedia, Inc., formerly known as Mandalay Media, Inc. (“NeuMedia”), Jonathan Cresswell, Nathaniel MacLeitch (including in his capacity as Trustee for the AMV Founders under the AMV Note) and certain lead purchasers of the New Senior Notes.  Capitalized terms used in this letter and not defined herein shall have the meanings given to them in the Letter Agreement.

Reference is made to Section 2.4 and related provisions of that certain Stock Purchase Agreement, dated as of October 8, 2008, as amended (“Stock Purchase Agreement”), between NeuMedia and the Sellers party to the Stock Purchase Agreement (“Sellers”), providing for certain Earn Out Payments.

In accordance with the Letter Agreement, effective as of the Closing Date, the undersigned, in his capacity as Sellers’ Representative, as defined and specified in the Stock Purchase Agreement, hereby irrevocably terminates and cancels any and all obligations of NeuMedia, or any of its affiliates, with respect to the Earn Out Payments, whether arising before or after the Closing Date; provided, however, the obligations with respect to the Earn Out Payments, including the Sellers’ claim for  Earn Out Payments for the period ended 31 March 2010, will be transferred to and assumed by Newco in a manner that is intended to retain the capital gains tax treatment of such payments and, for the avoidance of doubt, all obligations of NeuMedia or any of its affiliates with respect to such payments shall be discharged in full and NeuMedia makes no admission regarding such obligations.  Newco (now known as Antiphony (Management Holdings) Limited) hereby agrees with the Sellers’ Representative that the Earn Out Payments amount to £1,711,000  and are due and payable today. Notwithstanding the foregoing, the Sellers are entitled to keep and shall have no obligation to reimburse any Earn-Out Payments paid to the Sellers on or prior to the date hereof.

The undersigned represents and warrants that he is the duly appointed and acting Sellers’ Representative, and has the requisite power and authority on behalf of the Sellers under the Stock Purchase Agreement to execute this letter on behalf of, and bind the Sellers hereto as if they were parties hereof.  This letter shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware.

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Very truly yours,

Nathaniel MacLeitch, Sellers’ Representative

Agreed and accepted as of the date first written above:

NEUMEDIA, INC.

By:
Name:
Title:

Agreed and accepted as of the date first written above:
ANTIPHONY (MANAGEMENT HOLDINGS) LIMITED.

By:
Name:
Title: